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                                                                    EXHIBIT 10.7

                               November 16, 1998

Mr. Sar Ramadan
Chief Financial Officer
ONYX Software Corporation
330 120th Avenue NE
Bellevue, WA 98005

     Re:  Clarification to Offer of Employment

Dear Sar:

     Per our discussion, the following will clarify the "Relocation Expense" section of your Offer of Employment dated June 11, 1998 to mesh with the verbal arrangement you had with our Human Resources Department. To the extent any provisions of the original Offer of Employment conflict with this document, this document shall control. The amended "Relocation Expense" section should read:

Relocation Expense:

     ONYX will cover the expense of transferring household goods from Portland to Seattle. Additionally, ONYX will loan you $33,688 to cover incidental expenses relating to the sale and purchase of homes and temporary housing in Seattle. ONYX agrees to forgive 50% of this loan if you remain employed with ONYX through December 31, 1999. ONYX further agrees to forgive the additional 50% of this loan if you remain employed with ONYX through December 31, 2000.

     If the foregoing accurately reflects the intent of the original offer of employment, please sign where indicated below and return to Ms. Ingrid Kaufman in the Human Resources Department.

                                             Regards,

                                             /s/ Paul Dauber

                                             Paul Dauber


/s/ Sar Ramadan
-------------------------------------
Accepted                  Date
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                                                                   June 11, 1998


Sar Ramadan
2431 Palisades Crest Dr.
Lake Oswego, OR 97034

                              Offer of Employment
                              -------------------


Dear Sar,

We are pleased to extend this offer to you to join ONYX Software Corporation ("ONYX") in the position Chief Financial Officer reporting to Brent Frei. In this position, you will be a key member of the executive team responsible for strategic business growth as well as leadership and management of the Finance and Operations team. The whole team is highly enthused about the broad business experiences and creative approaches you will bring to ONYX.

Compensation Plan

Your base salary will be $13,333 per month or the equivalent of $160,000 annually. Salaries are paid semi-monthly near the 15th and last day of each month with automatic deposit.

Corporate Bonus

You will be immediately eligible to participate in the company's Corporate Bonus Program. For each quarter the company reaches its goals, a portion of revenue is allocated to teams and individuals throughout the company based on their contribution and performance.

Relocation Expense

ONYX will cover the expense of transferring household goods from Portland to Seattle. A Relocation Allowance of $45,000 will be established to cover incidental expenses relating to sale and purchase of homes and temporary housing in Seattle.

Benefits

Effective your date of hire you are eligible for all benefits established for regular, full-time employees. Benefits include coverage for you and your eligible dependents for medical, dental, vision, life, and LTD insurance. There is a moderate monthly premium deducted for full family coverage. Additionally, you will be immediately eligible to participate in the ONYX 401(k) Plan.

Time Off

ONYX is a results driven company allowing employees great flexibility in determining their time off needs. Time away from work is coordinated with your team members and manager and takes into consideration performance status of goals and committed results. Three (3) weeks annually can be used as a guideline when determining personal time off needs. Salary and benefits continue uninterrupted through these periods away from work.

Stock Options (subject to final approval by Board of Directors)

ONYX Software has adopted a combined Incentive and Non-Qualified Stock Option Plan. The Plan provides employees with the opportunity to participate in the company's growth and success through stock ownership. Subject to final approval by the Board of Directors, One Hundred Seventy Thousand (170,000) options are targeted
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                                                             Offer of Employment
                                                                     Sar Ramadan
                                                                   June 11, 1998
                                                                          Page 2

as your initial grant effective on your start date. The stock option price will be fair market value as determined by the Board of Directors on the date they authorize the grant. Options vest over a period of 4-1/2 years from date of grant. The first 25% of granted options vests after 18 months of continuous employment from date of grant. Thereafter, a portion of the remaining options vests after each six-month period of continuous employment. Additional options may be granted annually in future years considering continuing performance growth.

Conditions and Expectations of Employment

It is a condition of this offer that, upon starting employment, you will sign an Employee Confidentiality and Invention Agreement which contains additional requirements for the protection of ONYX's business. We wish to emphasize the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We are offering you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information consents in advance. Also, by signing below you affirm that you are not a party to any agreements, such as noncompetition agreements, that would prohibit you from working for us.

Duration of Employment and Employment Termination Provisions

The employment opportunity that we offer is of indefinite duration and will continue as long as both you and ONYX consider it of mutual benefit. Either you or ONYX is free to terminate the employment relationship at any time, with or without cause. Termination of Employment will be governed by the terms and conditions described in the attached document titled Employment Agreement Regarding Termination which is a part of this Employment Offer.

ONYX provides new employees with a 90-day performance review focusing on expected achievements and future expectations and thereafter annually on a formal basis. Both performance and overall compensation are reviewed on an ongoing basis with adjustments to compensation based on business results and merit.

We will work with you to establish mutually appropriate starting date possibly as early as July 1, 1998. Sar, we are very enthusiastic about your joining ONYX and look forward to your signed acceptance of this offer.

Best regards,

/s/ Brent Frei

Brent Frei
President & CEO

                                           /s/ Sar Ramadan           6-12-98
                                           -------------------------------------
                                           Accepted                    Date

Encl.: ONYX Software Corporation Employee Confidentiality, Non-Compete and Invention Agreement

                  EMPLOYMENT AGREEMENT REGARDING TERMINATION

ONYX Software Corporation, (ONYX), whose address is 330 120th Avenue NE, Bellevue, WA 98005, and Sar Ramadan (Ramadan), enter this agreement (the "Employment Agreement") effective________________________.

1.   Employment

Ramadan agrees to perform the functions and responsibilities of Chief Financial Officer and other executive duties as an Executive team member for the purpose of achieving the long term successful growth of Onyx Software Corporation.

1.1 Length. Ramadan's employment with ONYX will continue until ended as this Agreement provides.

1.2 Full Time. Ramadan will work full time and will devote his good faith efforts in support of ONYX's goals and operations. While employed by ONYX under terms of this Agreement, Ramadan will not engage in any other employment without ONYX's advanced written consent, which consent will not be unreasonably withheld.

2.   Compensation

Compensation to Ramadan has been established in the Offer of Employment letter. For purposes of this Agreement, compensation refers to Base Salary, Bonus Plans based on Ramadan's performance, and Stock Options.

3.   Termination

3.1 Termination by ONYX. ONYX may terminate Ramadan's employment with or without cause at any time without advance notice. Termination is effective as of the date specified in the notice of termination.

3.2 Cause. For the purposes of this Agreement, termination is "with cause" if Ramadan's employment is terminated because Ramadan has engaged in unauthorized use or disclosure of confidential information or trade secrets of ONYX; is convicted of, or has entered a plea of "guilty" or "no contest", to a felony under the laws of the United States or any state thereof; has misappropriated ONYX monies or assets; has committed fraud; or has been grossly negligent in or willfully fails to accomplish the performance of his duties.

3.3 Voluntary Termination or "With Cause" Termination. If Ramadan resigns voluntarily, or is properly terminated for cause, all compensation and other entitlements of employment will cease as of the effective date of the resignation or termination. Ramadan will also forfeit any entitlement to the rights on Change in Control described in section 4. Ramadan will use good faith efforts to provide ONYX as much notice as possible of any such resignation. The parties agree that a constructive termination shall be treated as termination without cause. A constructive termination means that Ramadan's position, responsibilities, or authority are materially reduced or that Ramadan's salary is reduced in violation of this Agreement.

3.4 Compensation on Termination "Without Cause" by ONYX. If Ramadan is terminated "Without Cause", however, ONYX will give Ramadan severance benefits as follows:

3.4.1     Salary and performance-based Bonuses earned through Termination Date.

3.4.2 Severance Pay of One Year's Salary based on the rate in effect as of the date of termination. Payment may be made lump sum or on regular payroll schedules as ONYX chooses.

3.4.3 Stock Options. As of the date of termination, ONYX will accelerate the vesting of stock options held by Ramadan that would have vested during the severance period of one year, or alternatively, pay Ramadan the in-the-money value of those options calculated according to the fair market value of the stock those options represent as of the termination date.

3.4.4 Termination "Without Cause" by ONYX within the initial six months of employment. If Ramadan is terminated "Without Cause" during his initial six months of employment, ONYX will accelerate the vesting of stock options held by Ramadan that would have vested at the first vesting period (18 months).

3.4.5 Offset. To the extent permissible under applicable law, without prejudice to other remedies, ONYX may offset any amounts Ramadan owes ONYX against any amounts (net of taxes and other deductions) due Ramadan upon termination or thereafter.

4.   Change in Control

4.1  Control Change.  A "Control Change" shall mean
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          (a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immmediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

          (b) The sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction shall not constitute a Control Change if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

          (c) Notwithstanding the provisions of this subsection 4.1, an initial public offering of Company's stock shall not constitute a Control Change.

4.2 Control Change Window. The Control Change Window begins sixty days before the "LOI Date" and ends one year after the date of closing of the control change.

4.3 LOI Date. The "LOI Date" is the date a letter of intent, term sheet, or other similar document is first executed by ONYX or one or more of its Shareholders and by anyone acting on behalf of an entity (or collection of entities under common control) who acquires substantially all ONYX's assets or majority control of ONYX's stock, that evidences an agreement in principle to pursue a course of action that is intended to result in a Control Change.

4.4 Acceleration of Options on Control Change. Upon (i) a Control Change resulting in a termination "Without Cause" or (ii) a termination "Without Cause" which occurs during the Control Change Window, the Company shall accelerate the exercise date of the greater of (a) Seventy-Five Per Cent (75%) of the initial grant of One Hundred Seventy Thousand (170,000) options, or (b) those options vested as of the Control Change closing date and any additional options vesting during the one year severance period.

5.   Incorporation of Employee Confidentiality and Invention Agreement.

Ramadan agrees to abide by the terms and conditions of the ONYX Software Employee Confidentiality and Invention Agreement (the "Confidentiality Agreement"), which is hereby incorporated by reference. To the extent that the terms of the Confidentiality Agreement conflict with the terms of this Employment Agreement, the terms of this Employment Agreement shall control.

6.   Miscellaneous.

This Employment Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws. Venue and jurisdiction of any lawsuit involving this Employment Agreement or my employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by ONYX Software Corporation and, in ONYX's judgment, may not be effective unless obtained in some other venue. If any part of this Employment Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Employment Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. This Employment Agreement shall survive the termination of my employment, however caused. The waiver of any breach of this Employment Agreement or failure to enforce any provision of this Employment Agreement shall not waive any later breach

7.   Arbitration of Claims

ONYX and Ramadan mutually consent to the resolution by arbitration of all claims or controversies ("claims"), whether or not arising out of Ramadan's employment (or termination), that ONYX may have against Ramadan or that Ramadan may have against ONYX or against its officers, directors, employees or agents. (Claims that Ramadan may have for workers' compensation or unemployment compensation benefits are not covered by this Employment Agreement). ONYX and Ramadan agree that, except as provided in this Employment Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA"). The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Washington or federal law, or both, as applicable to the claim(s) asserted. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Employment Agreement and to enforce an arbitration award. Except as otherwise provided in this Employment Agreement, both ONYX and Ramadan agree that neither shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Employment Agreement. ONYX and Ramadan shall equally share the fees and costs of the Arbitrator.